Exhibit 99.1

Biotricity Shows Continued Growth through its Preliminary Year-End Guidance and Provides Calendar Second Quarter Update

REDWOOD CITY, Calif., July 08, 2020 (GLOBE NEWSWIRE) — Biotricity Inc. (OTCQB: BTCY), a medical diagnostic and consumer healthcare technology company, today provided guidance on its financial results for the year ended March 31, 2020, announcing that it has experienced increases of approximately 260% in gross annual revenues, year over year, and 113% quarter over quarter. This guidance is being provided in advance of filing audited results within its 10-K, which it anticipates filing prior to July 15, 2020.

Biotricity has achieved milestones during its fiscal 2020, including:

●	Increased Market Penetration: Biotricity expanded its customer base and its geographic footprint quarter over quarter by expanding into 6 more states.
●	Increases in its Core Service Revenues: Technology fee revenues have consistently increased over the course of our fiscal year ended March 31, 2020, creating a strong repeatable and growing revenue trajectory.
●	Continuous Innovation: The company has filed for a 510(k) FDA clearance of its next generation software platform, designed to drive operational efficiency and improve monitoring effectiveness for its clinicians. On July 2, 2020, the company communicated with the FDA and, provided there are no COVID-19 related delays, expects a response within the next 30 days.

“We have been impressed by the resilience of our business model, as we continued to show strong growth during the previous quarter, despite the impact of COVID-19,” said John Ayanoglou, Biotricity’s Chief Financial Officer. “We remain enthusiastic about our performance in the U.S. market.

“We are humbled to be able to use our technology to provide support to patients and physicians during this time and look forward to our planned developments and launches for the upcoming year. Our performance and the growth in our business reflect the trust that physicians have in using Bioflux. We intend to continue to invest in our professional sales force and in our R&D pipeline based on our confidence that this trend in growth will continue.”

Calendar Q2 Update

COVID-19 and the significant impact of social distancing and medical clinic closures in places like New York City resulted in a slower April 2020 activity and the first month in which the company saw a reduction in monthly technology fee revenues since launching the full market release of its platform.

Waqaas Al-Siddiq, CEO of Biotricity indicated, “Despite seeing a reduction of only 30% in month over month technology fee revenues during the month of April 2020 as a result of COVID-19, the company’s revenue pipeline came back strong in May to exceed March levels. June 2020 has been a record month in company history, logging the highest revenue activity since we launched our platform.”

Biotricity was able to grow both in terms of revenue and technology during this time, taking substantial strides in its development of future technologies that will allow it to engage patients and their medical advisors in working to diagnose and ensure better monitored patient outcomes. Biotricity is looking forward to finalizing development of several technologies this year, including two additional FDA 510(k) filings for:

●	Biotres, an ECG Holter solution that addresses the limitations of existing solutions in the Holter market, with built-in connectivity, ability to recharge, and 3 channels (instead of 1). Biotres leverages the capabilities of Bioflux while allowing for the traditional approach of short-term monitoring. Biotres is currently undergoing lab testing, the final step before preparing an FDA filing that is planned in the coming months.

●	Advanced ECG Analysis Software, with significantly improved analytics that enhance the ability to identify anomalies. Provided we receive FDA clearance once implemented, we believe that the new software will significantly improve human intervention in monitoring, thereby reducing cost and creating a tenfold improvement in analysis time. This enhancement will allow the company to scale faster, handling larger and larger cardiac study volumes while making better use of its valuable human capital resources.

To learn more, visit www.biotricity.com or follow on:

Twitter: @biotricity_inc Facebook: facebook.com/biotricity/ or

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About Biotricity Inc.

Biotricity is a modern medical technology company focused on delivering innovative, remote biometric monitoring solutions to the medical and consumer markets, including diagnostic and post-diagnostic solutions for chronic conditions and lifestyle improvement. Biotricity’s R&D continues to focus on the preventative healthcare market, with a vision of putting health management into the hands of the individual. The company aims to support the self-management of critical and chronic conditions with the use of innovative solutions to ease the growing burden on the healthcare system. To learn more, visit www.biotricity.com.

Important Cautions Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” “project,” or “goal” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans, objectives and goals of management for future operations, including plans, objectives or goals relating to the design, development and commercialization of Bioflux or any of the Company’s other proposed products or services, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company’s future financial performance, (iv) the regulatory regime in which the Company operates or intends to operate and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing, the significant length of time and resources associated with the development of its products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Investor Relations:

Biotricity Inc.

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